SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: March 17, 2004
(Date of Earliest Event Reported)

______________

ChromaVision Medical Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

______________

Delaware	Commission File:	75-2649072
(State or Other Jurisdiction	000-22677	(I.R.S. Employer
of Incorporation or Organization)		Identification No.)

33171 Paseo Cerveza
San Juan Capistrano, California		92675
(Address of Principal Executive Offices)		(Zip Code)

(949) 443-3355

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

ITEM 5.     Other Events.

                         Settlement agreement with US Labs

                         As ChromaVision previously reported, in February 2004 ChromaVision gave notice to US Pathology Labs (“US Labs”) that it would end its contractual relationship with US Labs and begin to provide in-house laboratory services to ChromaVision’s customers beginning in April 2004. For the year ended December 31, 2003, US Labs was ChromaVision’s largest customer and accounted for approximately 7% of ChromaVision’s revenues. Following the termination notice, ChromaVision and US Labs were engaged in a dispute regarding the interpretation of a non-solicitation provision contained in the reference lab agreement between the parties. On March 19, 2004, ChromaVision entered into a settlement agreement with US Labs pursuant to which ChromaVision agreed that it would extend its contractual relationship with US Labs until July 1, 2004, when its contractual relationship would end. In return for this extension of time, US Labs agreed to pay ChromaVision an increased compensation rate. US Labs also agreed that the termination of its contractual relationship on July 1, 2004 will extinguish ChromaVision’s remaining obligations under the non-solicitation provision of the laboratory reference agreement.

                         Impath Adversary Proceeding

                         IMPATH, Inc, as a debtor-in-possession, has commenced an adversary proceeding in Bankruptcy Court in the Southern District of New York against ChromaVision, Richard J. Cote, Heather Creran and Horacio Vall. Mr. Cote is a former director of IMPATH and Ms. Creran and Mr. Vall are each former employees of IMPATH. Mr. Cote, Ms. Creran and Mr. Vall are currently employed by or under a consulting relationship with ChromaVision. The complaint alleges, among other things, that Mr. Cote, Ms. Creran and Mr. Vall have, among other things, misappropriated certain of IMPATH’s alleged trade secrets, breached fiduciary duties and unlawfully solicited former IMPATH employees to commence employment with ChromaVision. The lawsuit also alleges that ChromaVision aided and abetted these individuals in connection with these alleged actions and that ChromaVision breached a non-disclosure agreement with IMPATH. ChromaVision believes that these allegations are without merit and intends to fully and vigorously defend and contest each of the allegations.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ChromaVision Medical Systems, Inc.

Date: March 22, 2004	By:	/s/ Stephen T.D. Dixon

		Name:	Stephen T.D. Dixon
		Title:	Executive Vice President and Chief Financial Officer